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                                                                     EXHIBIT 5.1



                               _________ __, 2005


Toll Brothers, Inc.
Toll Brothers Finance Corp.
250 Gibraltar Road
Horsham, PA 19044

         Re:  Registration Statement on Form S-4
              ----------------------------------

Ladies and Gentlemen:

         In connection with the registration by Toll Brothers Finance Corp., a Delaware corporation (the "Company"), of $300,000,000 in aggregate principal amount of 5.15% Senior Notes due 2015 (the "Exchange Notes"), and the registration by Toll Brothers, Inc., a Delaware corporation (the "Guarantor"), of a guarantee with respect to the Exchange Notes (the "Exchange Guarantee") on a Form S-4 registration statement (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and the Exchange Guarantee will be issued pursuant to an indenture dated as of November 22, 2002 by and among the Company, the Guarantor, the other guarantors that are parties thereto, and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., as trustee (as supplemented or amended, as the case may be, by the Authorizing Resolutions attached as Exhibit A to the Joint Action of Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc., and each of the entities listed on Schedule I thereto dated as of May 25, 2005, and as further supplemented by the First Supplemental
Indenture dated as of May 1, 2003, the Second Supplemental Indenture dated as of November 3, 2003, the Third Supplemental Indenture dated as of January 26, 2004, the Fourth Supplemental Indenture dated as of March 1, 2004, the Fifth Supplemental Indenture dated as of September 20, 2004, the Sixth Supplemental Indenture dated as of October 28, 2004, the Seventh Supplemental Indenture dated as of October 31, 2004, the Eighth Supplemental Indenture dated as of January 31, 2005, the Ninth Supplemental Indenture dated as of June 6, 2005 and the Tenth Supplemental Indenture dated as of August 1, 2005 (collectively, the "Indenture")). Capitalized terms used herein without definition have the meanings given to them in the Indenture, a copy of which will be filed as an exhibit to the Registration Statement.

         In our capacity as your counsel in connection with the preparation and filing of the Registration Statement, we are familiar with the corporate actions taken and proposed to be taken by the Company and the Guarantor in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantee.

Cherry Hill, NJ o Harrisburg, PA o Newark, NJ o New York, NY o Norristown, PA o
                       Philadelphia, PA o Wilmington, DE

                    Wolf, Block, Schorr and Solis-Cohen LLP
                  A Pennsylvania Limited Liability Partnership

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Toll Brothers, Inc.
Toll Brothers Finance Corp.
_________ __, 2005
Page 2

         As counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         To the extent that our opinion addresses matters of law, our opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

         1. The Exchange Notes, when authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The Exchange Guarantee, when (i) the Exchange Notes have been authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture upon the exchange and (ii) the Exchange Guarantee has been authenticated by the Trustee and executed and delivered by the Guarantor in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute a legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

         Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

         This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                            Very truly yours,